JDA Software Group, Inc. NEWS RELEASE	Contact Information at End of Release

JDA Software Delays Filing 2011 Annual Report on Form 10-K

Scottsdale, Ariz. - March 15, 2012 - JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, today announced that the filing of its Annual Report on Form 10-K for the year ended December 31, 2011 with the U.S. Securities and Exchange Commission (the “SEC”) will be delayed beyond the March 15, 2012 extended due date.

JDA was unable to file its 2011 Form 10-K as the Company continues to complete previously disclosed information requests from the staff of the SEC's divisions of Enforcement and Corporation Finance, which have inquired about certain accounting matters relating to the Company's financial statements. The SEC staff's inquiries have focused on the Company's revenue-recognition policies and its impact on the Company's current and historical financial statements.

The Company, working with outside counsel engaged by the Audit Committee of the Board of Directors and an accounting firm that is separate from its independent auditor, has made substantial progress in the review of the application of its revenue-recognition policies and other accounting matters. Based on the analysis performed to date, the Company continues to believe that any potential impact would relate to the time period during which revenue was recognized, as opposed to the existence of the reported revenue. Consequently, under such scenario, the Company believes there would be no material impact to the Company's cumulative revenue. Additionally, neither reported cash flow from operations nor reported cash balances would be expected to be impacted.

To date, the Company has not identified any instances of intentional wrongdoing, and is cooperating with the Corporation Finance and Enforcement divisions of the SEC as work continues.

Other Related Compliance Matters

The Company notes the following information relating to the delayed filing:

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NASDAQ - The Company has until April 30, 2012 to submit a plan of compliance to the exchange.  If NASDAQ accepts the Company's plan, an additional cure period of up to 180 calendar days from the Form 10-K's original due date, or until August 28, 2012, can be granted to allow the Company to regain compliance.

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Credit Facility - The Company has received an extension, to June 30, 2012, of the reporting requirement in its Credit Facility to remain in compliance with the provisions of its unfunded line of credit.

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Senior Notes - Under the terms of the Indenture related to the 8% Senior Notes due December 15, 2014, if the Company is not in compliance with the reporting requirements by March 30, 2012, it would have 60 days from receipt of notice from the Trustee or note holders to regain compliance. During this period, the Company may elect to pay an additional 50 basis points of interest on the notes as a sole remedy for the delayed filing for a period of up to 365 days, or until the delayed filing is made.

About JDA Software Group, Inc.
JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is a leading global provider of innovative supply chain management, merchandising and pricing excellence solutions. JDA empowers more than 6,000 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the discrete and process manufacturing, wholesale distribution, transportation, retail, and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA's multiple service options, delivered via the JDA® Private Cloud, provide customers with

JDA Software Delays Filing 2011 Annual Report on Form 10-K
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flexible configurations, rapid time-to-value, lower total cost of ownership and 24/7 functional and technical support and expertise. To learn more, visit www.jda.com or e-mail info@jda.com.

JDA Investor Relations Contact:
Mike Burnett, GVP, Treasury and Investor Relations
mike.burnett@jda.com
480-308-3392

JDA Corporate Communications Contact:
Beth Elkin, Sr. Director, Corporate Communications
beth.elkin@jda.com
469-357-4225

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission, and the risk that the review of the Company's application of its revenue-recognition policies and other accounting matters discussed in this press release will require restatement. Further risks and uncertainties exist with restatement such as, but not limited to, regulatory proceedings, increased general and administrative expenses, settlements or judgments, and volatility in the price of the Company's securities. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. JDA is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.